Exhibit 16.1

May 5, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	LandAmerica Financial Group, Inc. Savings and Stock Ownership Plan; Commission File No. 1-13990

Gentlemen:

We have read Item 4.01 of Form 8-K dated May 2, 2005 of the LandAmerica Financial Group, Inc. Savings and Stock Ownership Plan and we are in agreement with the statements contained in the first, second and third paragraphs in Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP